Exhibit (r)
CODE OF ETHICS
FOR
PROSPECT CAPITAL CORPORATION
PROSPECT CAPITAL MANAGEMENT L.P.
PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, Inc.
(Board Approved: August 22, 2025)

Section I.    Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by each of Prospect Capital Corporation and its consolidated subsidiaries (“PCC” or the “Corporation”), Prospect Floating Rate and Alternative Income Fund, Inc. (“PFLOAT,” and, together with PCC, the “Corporations”), and Prospect Capital Management L.P., the investment adviser (the “Adviser” or “PCM”) of the Corporations (together “Prospect”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments, investment intentions and other non-public information of the Corporations may abuse their fiduciary duty to the Corporations, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 and Rule 204A-1 are addressed.

The Code is based on the principle that the directors and officers of the Corporations, and the managers, partners, officers, personnel and employees of the Adviser, who provide services to the Corporations, (i) owe a fiduciary duty to the Corporations to conduct their personal securities transactions in a manner that does not interfere with the Corporations’ transactions or otherwise take unfair advantage of their relationship with the Corporations, and (ii) owe a fiduciary duty of care, loyalty, honesty and good faith to act in the best interests of the Corporations and their shareholders. All Access Persons (as defined below) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. Any Access Person who is affiliated with another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment adviser.

Technical compliance with the Code will not automatically insulate any Access Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Corporations. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Corporations and their shareholders. In sum, all Access Persons shall place the interests of the Corporations before their own personal interests.

All Access Persons must read and retain this Code of Ethics.

Section II     Definitions

(A)    “Access Person” means any Supervised Person (as defined below) of the Adviser who has access to non-public information regarding the Corporations or any other clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of the Corporations or any other clients for which the Adviser serves as investment adviser, or whose investment adviser or principal underwriter controls (as defined below) the Adviser, is controlled by the Adviser, or is under common control with the Adviser, or Advisory Person (as defined below) of the Corporations or the Adviser.

(B)    An “Advisory Person” of the Corporations or the Adviser means: (i) any director, officer, general partner or employee of the Corporations or the Adviser, or any company in a control relationship to the Corporations or the Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Corporations, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Corporations or the Adviser, who obtains information concerning recommendations made to the Corporations with regard to the purchase or sale of any Covered Security by the Corporations.

(C)    “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Under this Rule, a person is deemed to have beneficial ownership of a security if the person, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such security. A “pecuniary interest” in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. A person is presumed to have an “indirect pecuniary interest” in securities held by a member of his or her “Immediate Family” (although this presumption may be rebutted). For purposes of the Rule, “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. An indirect pecuniary interest also includes, among other things:

•    a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership;
•    subject to certain exceptions specified in the Rule, a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function;
•    a person’s right to dividends that is separated or separable from the underlying securities;
•    a person’s interest in securities held by certain trusts; and
•    a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable. The term “derivative security” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

A person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or the entity if the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity’s portfolio.

(D)    “Chief Compliance Officer” or “CCO” means the Chief Compliance Officer(s) of the Corporations or the Adviser, as the context requires.

(E)    “ComplySci” means the ComplySci Platform by Compliance Science, Inc., which Prospect employs for all compliance monitoring of Access Persons, including trade monitoring, certifications and attestations, and reporting of personal trading accounts and activities, gifts and entertainment and outside business affiliations.

(F)    “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Under the 1940 Act, “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company. A person is presumed to control a company if he or she owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of that company.

(G)    “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Covered Security also means any exchange traded fund.

“Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end investment companies registered under the 1940 Act that are not Reportable Funds (as defined below); and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the 1940 Act, none of which are Reportable Funds.

References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(H)    “Deputy CCO” means the Deputy Chief Compliance Officer of the Adviser.

(I)    “Independent Director” means a director of a Corporation who is not an “interested person” of the Corporation within the meaning of Section 2(a)(19) of the 1940 Act.

(J)    “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(K)    “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(L)    “Reportable Fund” means any investment company registered under the 1940 Act: (i) for which the Adviser serves as an investment adviser; or (ii) whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser or is under common control with the Adviser.

(M)    “Security Held or to be Acquired” by the Corporations means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by a Corporation; or (B) is being or has been considered by a Corporation or the Adviser for purchase by a Corporation; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (F).

(N)    “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

Section III     Objective and General Prohibitions

A. As set forth in this Code, all Supervised Persons must comply with applicable federal securities laws and regulations. Access Persons may not engage in any investment transaction under circumstances in which he or she benefits from or interferes with the purchase or sale of investments by the Corporations (or the Adviser on behalf of the Corporations). In addition, Access Persons may not use information concerning the investments or investment intentions of the Corporations, or such person’s ability to improperly influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Corporations.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Corporations. In this regard, Access Persons should recognize that Rule 17j-1 of the 1940 Act makes it unlawful for any affiliated person of the Corporations, or any affiliated person of an investment adviser for the Corporations, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Corporations to:

(i)employ any device, scheme or artifice to defraud the Corporations;
(ii)make any untrue statement of a material fact to the Corporations or omit to state to the Corporations a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
(iii)engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Corporations; or
(iv)engage in any manipulative practice with respect to the Corporations.

Access Persons should also recognize that a violation of this Code, Rule 17j-1 of the 1940 Act or Rule 204A-1of the Advisers Act may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties. No Access Person may trade any security without advance approval from an Approving Officer (as defined below).

B. Annex A and Section 9.3.2 of the Adviser’s Compliance Manual are each incorporated hereby, and to be regarded integral parts of this Section III.B as fully as if set forth herein in their entireties in haec verba.

Section IV     Prohibited Transactions

Access Persons may not purchase or sell any individual publicly traded security, nor participate in any initial public offering or limited offering (as each term is defined in Rule 204A-1 of the Advisers Act) (such, together with individually traded public securities, “Covered Securities”) without advance approval from the Deputy CCO, or his or her designee, as requested and granted via ComplySci. The CCO of PCM and PCM’s Head of Administration (currently Daria Becker) have access to view, and the Deputy CCO, or his or her designee, monitors, employee investment transactions through ComplySci. Notwithstanding, Access Persons do not need to seek advance approval for trades in Covered Securities conducted through any non-discretionary account over which the Access Person has no direct or indirect influence or control, as further discussed in Section V(D). Mutual Funds are exempt from categorization as Covered Securities. Additionally, Access Persons must comply with Section 9.4.2 of the Adviser’s Compliance Manual, which is excerpted below.

9.4.2    Restricted Lists

Upon notice from a Supervised Person that PCM is in possession of any material, non-public information regarding an issuer, or otherwise at his or her discretion, the CCO, or his or her designee, will place the issuer on a “Restricted List” and circulate the updated list of all restricted issuers to supervised persons. PCM supervised persons and their immediate family members are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities of an issuer during any period the issuer is listed on the Restricted List. Issuers of which PCM Supervised Person are expected to have MNPI on a regular basis should generally be placed on the Restricted List. The CCO, or his or her designee, shall inform all supervised persons when an issuer is removed from the Restricted List. An issuer should only be removed from the Restricted List after such time as the PCM supervised person responsible for monitoring a given issuer or investment can confidently attest that PCM is no longer in possession of MNPI regarding such issuer.

Personal Trading of PSEC shares
No affiliate, director, member, officer or employee of PCC or PCM, or any other person who has access to non-public information pertaining to the operations, assets, investment activities or other material matters concerning the Corporation ("Access Persons") and their immediate family members may trade in the shares of PCC (“PSEC Shares”):
(i)under any circumstances, when in possession of material non-public information;
(ii)without advance permission of one of the CCO of PCC, CCO of PCM, Deputy CCO or, with respect to each, his or her designee (each, an "Approving Officer");
(iii)without providing a written confirmation of any permitted trade under paragraph (ii) above immediately to the Approving Officers (in addition to enabling a broker feed from his or her accounts to ComplySci); and
(iv)other than during the period beginning on the business day immediately following any earnings call held by or on behalf of PCC and ending on the later of (x) the four week anniversary of such date, or (y) one week before the end of the next fiscal quarter; provided, that such “trading window” shall be closed at any time any Approving Officer comes into possession of material non-public information.
Notwithstanding the foregoing, an Access Person is not permitted to short PSEC Shares (or enter into any Derivative which has the economic effect of increasing in value when PSEC Shares decrease in value). Upon submitting prospective trades to the Approving Officers for pre-approval, the applicant will be informed of any restrictions or black-out periods due to 10Q or 10K filings or for any other reason that warrants suspension of trading by Access Persons in order to comply with applicable laws and regulations and the policies and procedures of PCC or PCM.

Additionally, Access Persons may make transactions in PSEC Shares outside the trading window if they are made pursuant to a predetermined, non-discretionary trading plan (“automatic investment plan”), provided that such plan has been reviewed and approved by the PCM Head of Administration, or his or her designee. The PCM Head of Administration, Deputy CCO, or his or her respective designee, shall collect evidence of the non-discretionary nature of the automatic investment plan, such as a letter from the responsible investment adviser, prior to granting approval. In addition, the Adviser may grant stock or other forms of equity of the Corporation to an Access Person outside the trading window if it is made pursuant to a predetermined employee stock plan or vesting schedule, provided such grant has been reviewed and approved by the PCM Head of Administration, or his or her designee.

(A)    No Access Person shall recommend any transaction in any Covered Securities by a Corporation without having disclosed to each of the Adviser and the relevant Corporation, his or her interest, if any, in such Covered Security or the issuer thereof, including: the Access Person’s Beneficial

Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position or other economic interest that the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

(B)    An Access Person must comply with the Adviser’s insider trading policies and procedures with respect to material non-public information. Please refer to the section entitled “Insider Trading Procedures” in the Adviser’s Compliance Manual.

Section V    Reports by Access Persons

(A) Initial Holdings Reports.

No later than 10 days after a person becomes an Access Person, such person must file with the Chief Compliance Officer or Deputy CCO, or his or her designee, via ComplySci a Holdings Report. The report requires the Access Person to list all Covered Securities in which the Access Person has Beneficial Ownership. It also requires the Access Person to list all brokers, dealers, and banks where the Access Person maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of the Access Person on the date such person became an Access Person. The report must be current as of a date no more than 45 days prior to the date the person became an Access Person. For purposes of this section, the term “Access Person” shall also include such person’s Immediate Family sharing the same household.

(B) Quarterly Transactions Reporting Form

No later than 30 days after the end of March, June, September, and December each year, each Access Person must file with the Chief Compliance Officer or Deputy CCO, or his or her designee, via ComplySci a Quarterly Transactions Reporting Form acknowledging receipt of, and agreeing to comply with, this Code. This report requires each Access Person to list all transactions (other than transactions effected pursuant to an automatic investment plan) during the most recent calendar quarter in Covered Securities, in which transactions such Access Person had Beneficial Ownership. The report also requires each Access Person to list all brokers, dealers, and banks where such Access Person established an account in which any securities (not just Covered Securities) were held during the quarter for the direct or indirect benefit of the Access Person. For purposes of this section, the term “Access Person” shall also include such person’s Immediate Family sharing the same household. Copies of statements or confirmations containing the information specified in the report may be submitted in lieu of listing the transactions. Access Persons submitting statements (or causing statements to be submitted, including as by enabling a broker feed from his or her accounts to ComplySci) will be deemed to have satisfied this reporting requirement, and need only sign off quarterly on having complied. For periods in which no reportable transactions were effected, the Quarterly Transactions Reporting Form shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

(C) Annual Holdings Reporting Form

Each Access Person must file with the Chief Compliance Officer or Deputy CCO, or his or her designee, via ComplySci an Annual Holdings Reporting Form. This report requires the Access Person to list all Covered Securities in which the Access Person has Beneficial Ownership as of December 31 of the prior year. It also requires the Access Person to list all brokers, dealers, and banks where the Access Person maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of the Access Person as of December 31 of the prior year. The obligations of this Annual Holdings Reporting Form may be satisfied for all holdings in accounts linked via broker feed to ComplySci, and Access Persons will be accordingly deemed to have satisfied this reporting requirement upon pertinent certification. For purposes of this section, the term “Access Person” shall also include such person’s Immediate Family sharing the same household.

(D) Exceptions to Reporting Requirements.

    (1) Independent Directors

Notwithstanding the reporting requirements set forth in this Section V, an Independent Director who would be required to make a report under this Section V solely by reason of being a director of a Corporation is not required to file a Quarterly Transactions or Annual Holdings Form upon becoming a director of a Corporation. Such an Independent Director remains exempt from filing such Quarterly Transactions and Annual Holdings Forms unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of a Corporation, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director, such Covered Security is or was purchased or sold by a Corporation, or a Corporation or the Adviser considered purchasing or selling such Covered Security.

    (2) Access Persons

An Access Person need not make any report under Section V with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control (“non-discretionary account”), provided that the Access Person has provided adequate evidence that he or she has ceded all influence or control over such account.

An Access Person of the Adviser need not submit a Quarterly Transactions Form if all of the information in the report would duplicate information held by the Adviser in its records that are required to be recorded pursuant to Rule 204-2(a)(13) under the Advisers Act, as amended, so long as the Adviser receives such information no later than 15 days after the end of the applicable calendar quarter.

(E) Brokerage Accounts and Statements.

Access Persons, except Independent Directors, shall:

1.Promptly after account opening, but in no event later than 15 days after the end of each calendar quarter, add to ComplySci any account in which any securities are held for the direct or indirect benefit of the Access Person, and in doing so (a) identify the name of the broker, dealer or bank with whom the account was established and (b) identify any and all holdings in such new account(s) and the date such account(s) were established.

2.Permit the linking of such newly established account via broker feed to ComplySci for the monitoring of all holdings and transactions. If a feed is unable to be established, instruct the brokers, dealers or banks with whom they maintain such an account to provide, or otherwise themselves provide. duplicate account statements to the Chief Compliance Officer of the Adviser or the Deputy CCO via ComplySci within two (2) weeks of the end of a typical statement period for the given account.

3.On a quarterly basis, certify that they have complied with the requirements of (1) and (2) above as provided for in the Quarterly Transactions Reporting Form to be filed via ComplySci.

(F) Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the Corporations, or by the Adviser and its affiliates, to facilitate the reporting process does not change or alter that responsibility.

(G) Where to File Reports.

All Quarterly Transactions Reporting Forms, Annual Holdings Reporting Forms, and Quarterly Acknowledgement Forms must be filed the Adviser via ComplySci.

(H) Disclaimers.

Any report required by this Section V must contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VI     Additional Prohibitions

(A) Confidentiality.

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, it is the Adviser’s fiduciary duty to keep all information concerning the identity of security holdings and financial circumstances of the Corporations confidential. In addition, all information concerning the securities “being considered for purchase or sale” by the Corporations shall be kept confidential by all Access Persons and disclosed by them to other Access Persons only on a “need to know” basis or as otherwise permitted by law. It shall be the responsibility of the Chief Compliance Officer of the Adviser and the Corporations to report any inadequacy found in this regard to the directors of the relevant Corporation.

(B) Outside Business Activities and Directorships.

Access Persons may not engage in any outside business activities that may give rise to actual, or the appearance of, conflicts of interest, interfere with the duties to the Corporations or the Adviser, or otherwise jeopardize the integrity or reputation of the Corporations or the Adviser. Similarly, no such outside business activities may be inconsistent with the interests of the Corporations or the Adviser. Access Persons may not use the Corporations’ or Adviser’s names or related trademarks for personal benefit (or for the benefit of a third party). All outside business activities, including directorships of public or private companies, held by Access Persons shall be reported to the Chief Compliance Officer or the Deputy CCO, or his or her designee, upon hire or prior to engagement in any such role.

Section VII     Certification

(A) Initial, Quarterly and Annual Certification.

It is the duty of each Access Person to read and understand the Code of Ethics and consult with the Chief Compliance Officer of the Adviser, or his or her designee, with respect to any portion of the Code that is not clearly understood. Access Persons who are directors, managers, officers or employees of a Corporation or the Adviser shall be required to certify initially, quarterly and annually that they have read this Code and that they understand it and recognize that they are subject to it and agree to comply with its terms.

(B) Board Review.

No less frequently than annually, the Chief Compliance Officer of the Corporations and the Adviser must furnish to the Corporations’ boards of directors, and the board of directors must consider, a written report that: (A) describes any issues arising under this Code of Ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Corporations or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VIII     Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the Corporations or the Adviser as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 of the 1940 Act, Rule 204A-1 of the Advisers Act and this Code. The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, officers or employees of the Adviser (or of a company that controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by a Corporation and the more advantageous price paid or received by the offending person with respect to any security transaction.

Section IX     Administration and Construction

(A)The administration of this Code shall be the responsibility of the Chief Compliance Officer of the Adviser, along with his or her designee(s).

(B)It is the duty of the Chief Compliance Officer of the Adviser to ensure completion of the following, provided that he or she shall have the discretion to delegate any of the following to a qualified designee:

(1) Maintaining a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Adviser or of any company that controls the Adviser, and informing all Access Persons of their reporting obligations hereunder;

(2)On an annual basis, providing all Access Persons with a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3)Maintaining or supervising the maintenance of all records and reports required by this Code and reviewing Quarterly Transactions and Annual Holdings Reporting Forms, and Quarterly Acknowledgement Forms periodically;

(4)Using ComplySci to maintain listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Transactions and Annual Holdings Reporting Form, and reviewing such transactions against a listing of all restricted securities;

(5)Issuing either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear inconsistent with the objectives of Rule 17j-1, Rule 204A-1 and this Code;

(6)Conducting such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the relevant Corporation; and

(7)Submitting a written report to the board of directors of the Corporations, no less frequently than annually, that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VII (B).

(C)    The Chief Compliance Officer of the Adviser, or his or her designee, shall maintain or cause to be maintained in an easily accessible place at the principal place of business of the Corporations and the Adviser, the following records:

1.A copy of all codes of ethics adopted by the Corporations or the Adviser and its affiliates, as the case may be, pursuant to Rule 17j-1 of the 1940 Act and/or Rule 204A-1 of the Advisers Act that have been in effect at any time during the past five (5) years;

2.A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

3.A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

4.A copy of each report made by the Chief Compliance Officer of the Adviser and/or a Corporation to the board of directors of each of the Corporations BDCs for two (2) years from the end of the fiscal year of the Corporation for which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

5.A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1 of the 1940 Act, Rule 204A-1 of the Advisers Act and this Code of Ethics, or who are or were responsible for reviewing such reports;

6.A copy of each report required by Section VII (B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

7.A record of any decision, and the reasons supporting the decision, to approve the acquisition by Advisory Persons of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D)    This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This Code of Ethics initially was adopted and approved by the Board of Directors of the Corporation, including a majority of the Independent Directors, at a meeting on June 9, 2004. An amendment to this Code was approved and ratified effective as of February 1, 2005 by the Board of Directors of the

Corporation, including a majority of the Independent Directors, at a meeting on February 10, 2005. A second set of amendments to this Code was approved and ratified effective as of September 1, 2006 by the Board of Directors, including a majority of the Independent Directors, at a meeting on September 6, 2006. The Code of Ethics was further reviewed, approved and ratified effective by the Board of Directors, including a majority of the Independent Directors, at a meeting on September 28, 2007 and again at a meeting on March 28, 2008. The Code of Ethics was further reviewed, approved and ratified effective by the Board of Directors, including a majority of the Independent Directors, at a meeting on September 28, 2007, March 28, 2008, June 17, 2009, June 15, 2010, August 24, 2011, August 21, 2012, August 20, 2013, August 25, 2014 August 26, 2015, August 25, 2016, August 24, 2017, August 23, 2018, August 22, 2019, August 25, 2020, August 24, 2021, August 23, 2022, February 7, 2023, August 31, 2023, August 27, 2024 and August 22, 2025.

Section X    Gifts and Entertainment

Prospect Access Persons are required to consider the impact of any actual or apparent conflicts of interest in their business dealings. Entertainment and gift-giving is a business setting is permissible only as intends to foster working relationships, and may in no way be employed to generate an unfair advantage. Access Persons are expected to adhere to the following guidelines.

•Entertainment is appropriate only when it is used to foster and promote business relationships for the firm;
•Excessive gift giving or entertainment activity is prohibited;
•An Access Person must obtain prior permission from his or her supervisor to provide a gift, such as includes any item(s), or the entertainment event(s) of a given day, that exceeds $150 in total value (inclusive of any tax or tip) per person or per gift, whichever hits $150 first;
•An Access Person is then required to complete a Gift & Entertainment Preclearance Request in ComplySci (please attach your supervisor’s pre-approval to the ComplySci preclearance form);
•If an Access Person forgets or neglects to preclear, please submit the preclearance form after the fact (understanding that this in effect transforms preclearance into post-clearance, but better than no record whatsoever in ComplySci). Please further understand that the actual amount spent should not exceed the pre-approved and pre-cleared amount absent extraordinary circumstances. In the event such real-time adjustments must be made, please make every effort to obtain on-the-spot approval, followed by notification to Deputy CCO, or his or her designee, of the actual amount spent. Deputy CCO, or his or her designee, will edit the original Gift & Entertainment Preclearance Request on ComplySci to note the discrepancy between the pre-cleared amount and the actual amount spent;
•Concur (for submission of Travel & Expenses reimbursement) and ComplySci are two different and independent systems. Submission in one system does not necessarily alleviate a supervised person’s responsibility to submit in the other;
•Access Persons may not solicit any gift or entertainment, nor accept cash or a gift certificate; and
•An Access Person may not accept any gift or entertainment that might influence his or her investment decision or that might make the supervised person feel beholden to any person or firm.